ULTRA SERIES FUND RULE 12dl-4
FUND OF FUNDS INVESTMENT AGREEMENT ("Agreement")

This Agreement, dated as of January 19, 2022 ("Effective Date"), is made between Ultra Series Fund ("Trust") on behalf of each of its existing and future series severally and not jointly (each, an "Acquiring Fund") and Pacer Funds Trust, a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), advised by Pacer Advisors, Inc. (the "Adviser"), on behalf of each of its existing and future series severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds").

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission ("SEC")
as an investment company under the 1940 Act and each Acquiring Fund is a series of the Trust; and

WHEREAS, the Trust intends that this Agreement be applicable to its existing series as of the date hereof and all series subsequently established by the Trust;

WHEREAS, each Acquired Fund is registered with the SEC as an open-end management investment company ("Fund") and advised by the Adviser, and the patties hereto intend that this Agreement to be applicable to all existing and future registered Fund(s) advised by the Adviser, as may be amended from time to time;

WHEREAS, Section 12(d)(l )(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(l)(B) limits the extent to which a registered open-end investment company, its principal underwriter ("Distributor") or any brokers or dealers ("Brokers") registered under the Securities Exchange Act of 1934, as amended, may knowingly sell shares of such registered investment company to other investment companies; and

WHEREAS, Rule 12d 1-4 under the 1940 Act ("Rule") permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(l)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(l )(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(l)(A), in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(l)(B) in reliance on the Rule; and

WHEREAS, to date such investments have been governed by reliance on SEC exemptive relief that will be rescinded on January 19, 2022;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may investin the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

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1.Terms of Investment.

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable effo11s to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and consistent with the Acquiring Fund's best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(ii)Scale of investment. The Trust, the Acquiring Funds, and their affiliates may not, individually or in the aggregate, hold ten percent (I 0%) or more of the total outstanding voting securities of an Acquired Fund without the prior written consent of the Adviser. Upon a reasonable request by an Acquired Fund, an Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(l)(B), the Acquired Fund agrees to: (a) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (b) comply with its obligations under this Agreement; and (c) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.Representations and warranties of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(l)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(l)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

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4.Termination of Prior Agreement(s).

The parties hereby mutually agree to terminate any prior agreements under the SEC exemptive relief, as of the Effective Date of this Agreement and waive any notice requirement for termination as may be set forth in such prior agreements.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to Acquiring Fund:	If to Acquired Fund:
Madison Asset Management, LLC	Pacer Funds Trust
550 Science Drive	Attn: Bruce Kavanaugh
Madison, WI 53711	500 Chesterfield Parkway
Attn: Holly Baggot	Malvern, PA 19355
Mutual fund operations	bruce.kavanaugh@.pacerfinancial.com
hollyb@madisonadv.com

With a copy to:	With a copy to:
John Ramirez, Counsel Practus, LLP john.ramirez@practus.com
Madison Asset Management 550 Science Drive Madison, WI 53711 Attn: Steven Fredricks Legal Counsel stevef@madisonadv.com
Phone: 917-805-1828

6.Term and Termination; Assignment; Amendment; Indemnification

(a)This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Fundsmade in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other patty. Upon notice of termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(l)(A) limits in reliance on the Rule.
(c)This Agreement may not be assigned by either paiiy without the prior written consent of the other.

(d)This Agreement may be amended only by a writing that is signed by each affected party.

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(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matterin controversy and not to any other series of the Acquiring Funds.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(g)The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents ("Acquired Fund Agents"), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(h)The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents ("Acquiring Fund Agents"), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(i)Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

7.Miscellaneous

(a)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

(b)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.
(d)Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to conflicts of law principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date written above.

PACER FUNDS TRUST ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES
By: Pacer Advisors, Inc., on behalf of the Acquired Funds
Signature: /s/ Bruce Kavanaugh
Name: Bruce Kavanaugh
Title: Secretary

ULTRA SERIES FUND ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES
By: Madison Asset Management, LLC, on behalf of the Acquiring Funds
Signature:    /s/ Holly S. Baggot
Name: Holly S. Baggot

Title:    Vice President

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